                                                                         U.S. SECURITIES AND EXCHANGE COMMISSION

----------------------------------                                                Washington, D.C. 20549                                                 --------------------------
              FORM 4                                                                                                                                      OMB APPROVAL
----------------------------------                                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
  Check this box if no longer
   subject to Section 16. Form 4       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility      OMB Number:  3235-0287
   or                                               Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940                   --------------------------
    Form 5 obligations may                                                                                                                               Expires:  December 31,
   continue.                                                                                                                                             2001
    See Instruction 1(b)                                                                                                                                 --------------------------
                                                                                                                                                         Estimatd average burden
                                                                                                                                                         --------------------------
                                                                                                                                                         --------------------------
                                                                                                                                                         hours per response . . .
                                                                                                                                                         . . .0.5
(Print or Type Responses)
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1.       Name and Address of Reporting Person*                    2.  Issuer Name and Ticker or Trading Symbol                     6.  Relationship of Reporting Person to Issuer
                                                                                                                                   (Check all applicable)
                                                                           Compaq Computer Corporation (CPQ)                                   Director  ___ 10% Owner
                                                                                                                                   ----------
McDowell             Mary                     T.                                                                                       X      Officer    (give         ___ Other
                                                                                                                                   ---------
                                                                                                                                   (specify
                                                                                                                                                  title below)       below)
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(Last)               (First)            (Middle)                  3.  IRS or Social Security   4.  Statement for
                                                                      Number of Reporting         Month/Year                            Senior Vice President and General Manager
                                                                                                                                        ---------------------------------------
20555 SH 249                                                          Person (Voluntary)
M/C 110701                                                                                     February 2001
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                                                                                                                                   --------------------------------------------------
                            (Street)                                                           5.  If Amendment, Date of           7.  Individual or Joint/Group Filing (Check
                                                                                                  Original                         applicable line)
Houston,                   TX                  77070                                              (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                                   -----
                                                                                                                                   ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)                          Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------- -------------------------------------------------------------------------------------------------------------------
1.  Title of Security                                             2.  Trans-       3.  Trans-    4.  Securities Acquired (A)        5.       Amount     6.  Owner-    7.
    Instr. 3)                                                         action                      or Disposed of (D)                   Of Securities      ship           Nature of
                                                                      Date       action           (Instr. 3, 4 and 5)                   Benefically       Form:          Indirect
                                                                                     Code                                               Owned at          Direct         Beneficial
                                                                    (Month/          (Instr. 8)                                         End of Month      (D) or         Owner-
                                                                                                                                                          Indirect       ship

                                                                                               ------------------------------------
                                                                                               ------------- -------- -------------
                                                                    Day/                                     (A) or                                       (I)
                                                                    Year)        Code   V         Amount     (D)         Price          (Instr. 3 and      (Instr.       (Instr. 4)
                                                                                                                                        4)              4)
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      02/09/01         M                  1,316     A           $15.93                           I        Spouse
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock                                                      02/09/01         M                  1,000     A           $ 9.68                           I        Spouse
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock (1)                                                  02/09/01         S                  2,316     D           $23.05        46,498             I        Spouse
                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
----------------------------------------------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------

                                                                  -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------

(1)  The reporting person is subject to the issues' policy that restricts trading in the issuer's stock to a limited period following the issuer's earnings release for the preceding fiscal period.

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).

FORM 4 (continued)
                             TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

------------------------------- ----------- ---------- ----------- ------------------- ------------------- ---------------------- --------- ------------- ------------- ---------------
1. Title of Derivative          2. Conver-  3. Trans-  4. Trans-   5. Number of        6. Date Exer-       7. Title and Amount    8. Price  9. Number     10. Owner-    11. Nature
Security                          sion or     action     action    Deriv-                cisable and       of                     of          of Deriv-       ship        of
   (Instr. 3)                     Exercise    Date       Code        ative               Expiration Date     Underlying           Deriv-      ative           Form of     Indirect
                                  Price of               (Instr.     Securities          (Month/Day/         Securities           ative       Secur-         Deriv-       Benefi-
                                  Deri-     (Month/      8)          Ac-quired (A)         Year)             (Instr. 3 and 4)     Secur-      ities           ative       cial
                                  vative     Day/                    or Dis-                                                      ity         Bene-                       Owner-
                                  Security   Year)                   posed of (D)                                                 (Instr.     ficially        Security:   ship
                                                                     (Instr. 3, 4,                                                5)          Owned           Direct      (Instr. 4)
                                                                     and 5)                                                                   at End          (D) or
                                                                                                                                                             Indirect
                                                                                       --------- --------- ---------- -----------
                                                                                                                                              of              (I)
                                                                                                                                              Month          (Instr.
                                                                                       Date      Expira-     Title    Amount or             (Instr. 4)       4)
                                                                                       Exer-     Tion                 Number of
                                            ---------- ------- --- ----------- -------
                                                                                       Cisable   Date                 Shares
                                                       Code    V      (A)       (D)

                                                                   ----------- -------
------------------------------- ----------- ---------- ------- ---                     --------- --------- ---------- ----------- --------- ------------- ------------- ---------------
Stock Option (Right to buy)     $15.93      02/09/01   M                       1,316(2)1/12/97   4/14/01   Common     1,316                 0                  I        Spouse
                                                                                                           Stock
------------------------------- ----------- ---------- ------- --- ----------- ------- --------- --------- ---------- ----------- --------- ------------- ------------- ---------------
------------------------------- ----------- ---------- ------- --- ----------- ------- --------- --------- ---------- ----------- --------- ------------- ------------- ---------------
Stock Option (Right to buy)     $9.68       02/09/01   M                       1,000(2)1/8/96    4/14/01   Common     1,000                 0                  I        Spouse
                                                                                                           Stock
------------------------------- ----------- ---------- ------- --- ----------- ------- --------- --------- ---------- ----------- --------- ------------- ------------- ---------------
------------------------------- ----------- ---------- ------- --- ----------- ------- --------- --------- ---------- ----------- --------- ------------- ------------- ---------------

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Explanation of Responses:
(2)      This option first exercisable one month after this date,  vests over sixty months from grant date.

             /s/ Mary T. McDowell                      3/07/01
           --------------------------------         ---------------
                  Mary T. McDowell                       Date
                      Signature

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to  the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
SEC 1474(7/96)